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                                                                    EXHIBIT 12.2

                     TIME WARNER ENTERTAINMENT COMPANY, L.P.
                       RATIO OF EARNINGS TO FIXED CHARGES
                          (in millions, except ratios)

                                                                             Years Ended December 31,
                                                                 ---------------------------------------------
                                                                 1999       1998      1997      1996      1995
                                                                 ----       ----      ----      ----      ----
Earnings:
   Income before income taxes and extraordinary items .......    $2,909    $  418    $  722    $  280    $  183
   Interest expense .........................................       561       566       490       475       571
   Amortization of capitalized interest .....................         5        14        48        36        33
   Portion of rents representative of an interest factor ....        77        72        72        68        58
   Preferred stock dividend requirements of majority-owned
      subsidiaries ..........................................         5        20        19        --        --
   Adjustment for partially owned subsidiaries and 50% owned
      companies .............................................       420       300       323       219       175
   Undistributed (earnings) losses of less than 50% owned
      companies..............................................        10        34       (13)       21        76
                                                                 ------    ------    ------    ------    ------

         Total earnings .....................................    $3,987    $1,424    $1,661    $1,099    $1,096
                                                                 ======    ======    ======    ======    ======

Fixed charges:
   Interest expense .........................................    $  561    $  566    $  490    $  475    $  571
   Capitalized interest .....................................         5         4        33        39        33
   Portion of rents representative of an interest factor ....        77        72        72        68        58
   Preferred stock dividend requirements of majority-owned
      subsidiaries ..........................................         5        20        19        --        --
   Adjustment for partially owned subsidiaries and 50% owned
      companies .............................................        85        60        22        22        27
                                                                 ------    ------    ------    ------    ------

         Total fixed charges ................................    $  733    $  722    $  636    $  604    $  689
                                                                 ======    ======    ======    ======    ======

Ratio of earnings to fixed charges ..........................      5.4x      2.0x      2.6x      1.8x      1.6x
                                                                   ===       ===       ===       ===       ===
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